As filed with the Securities and Exchange Commission on
                        October 8, 1998

                   Registration No. 2-40517
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

               POST-EFFECTIVE AMENDMENT NO. 2 ON
                           FORM S-3
                              TO
                    REGISTRATION STATEMENT
                         ON FORM S-11
                             UNDER
                  THE SECURITIES ACT OF 1933
               _________________________________

                 INDEPENDENCE HOLDING COMPANY
    (Exact name of registrant as specified in its charter)

       DELAWARE                              58-1407235
       --------                              ----------
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)           Identification No.)

                    96 Cummings Point Road
                      Stamford, CT 06902
                        (203) 358-8000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        David T. Kettig
             Vice President - Legal and Secretary
                 Independence Holding Company
                    96 Cummings Point Road
                      Stamford, CT 06902
                        (203) 358-8000

   (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
              __________________________________

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
                            PUBLIC:
From time to time after the effective date of this Registration
Statement and before July 1, 2001.
              __________________________________

If   the   only  securities  being registered on this Form  are
being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

CALCULATION OF REGISTRATION FEE

 TITLE OF
EACH CLASS                 PROPOSED   PROPOSED
    OF                     MAXIMUM     MAXIMUM
SECURITIES      AMOUNT     OFFERING   AGGREGATE   AMOUNT OF
  TO BE          TO BE     PRICE PER  OFFERING   REGISTRATION
REGISTERED     REGISTERED   UNIT (1)   PRICE        FEE

Common Stock,  1,965,697(2)  $16.37   $32,178,459   0(3)
$1.00 par value

(1)  Based  upon  the  exercise  price of  a   Share   Purchase
Warrant ($25 for 1.527 shares of  Common Stock).

(2) Consists of Common Stock issuable upon exercise of all of the Share Purchase Warrants, all of which are being carried forward from the Form S-11 Registration Statement filed by the Company's predecessor in interest, USF Investors, on May 25, 1971 (Registration No. 2-40517) (the "Registration Statement").

(3) A fee of $12,000 was previously paid in connection with the Registration Statement.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          PROSPECTUS

                 Independence Holding Company
               1,965,697 Shares of Common Stock
                       ($1.00 par value)

     This Prospectus covers the sale from time to time of up to 1,965,697 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of Independence Holding Company, a Delaware corporation (the "Company"), issuable upon exercise of the Company's share purchase warrants (the "Warrants"). The Warrants are exercisable through June 30, 2001 at $25.00 for 1.527 shares of Common Stock, which equates to an exercise price of $16.37 per share.

      The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. The Common Stock is listed on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ") under the symbol INHO. On September 22, 1998, the last reported sales price of the Common Stock on the NASDAQ was $12.50 per share.

      The Warrants were issued by the Company's predecessor in interest, USF Investors, on May 25, 1971 (Registration No. 2-40517), and were initially exercisable at $25.00 for one share of Common Stock. Pursuant to the terms of the Warrant Agreement, the number of shares of Common Stock receivable upon exercise of a Warrant was adjusted as a result of: (i) the declaration of a stock dividend of 1.822 shares of Common Stock in October 1987; (ii) the one-for-two reverse split of the Common Stock on June 30, 1996; and (iii) the distribution of the common stock of the Company's then majority-owned subsidiary, Zimmerman Sign Company, on a pro rata basis to holders of record of the Common Stock as of December 20, 1996. The expiration date of the Warrants was extended from June 30, 1975 to June 30, 2001 by the Supplemental Warrant Agreement dated May 1, 1975.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                    IS A CRIMINAL OFFENSE.

      This Prospectus is to be used solely in connection with sales of the Shares from time to time upon exercise of the Warrants.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      The date of this Prospectus is October 8, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     AVAILABLE INFORMATION

     Independence Holding Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, the registration statement related to this offering and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically on the Commission's home page on the World Wide Web at http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of the Shares from time to time upon exercise of the Warrants. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description. Each such statement is qualified in its entirety by such reference.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 0-10306) pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August
13, 1998.

      2. The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998 filed with the Commission on May
6, 1998.

      3. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K") filed with the Commission on March 26, 1998.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents were filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David T. Kettig, Vice President - Legal and Secretary, 96 Cummings Point Road, Stamford, CT 06902; telephone (203) 358-8000.

                          THE COMPANY

      Independence Holding Company is a holding company engaged principally in the life and health insurance business through its wholly-owned subsidiaries, Standard Security Life Insurance Company of New York ("Standard Life"), Madison National Life Insurance Company, Inc. ("Madison Life") and First Standard Security Insurance Company ("First Standard").

     Standard Life, which has an A (Excellent) rating from A.M. Best & Company, Inc. ("Best"), is domiciled in New York and licensed as an insurance company in all 50 states, the District of Columbia, the Virgin Islands and Puerto Rico. Madison Life, which is domiciled in Wisconsin and licensed to sell insurance products in 45 states, the District of Columbia and the Virgin Islands, has a B++ (Very Good) rating from Best. First Standard, which is domiciled in Delaware and licensed to write and reinsure property and casualty insurance in Delaware and
New York, does not currently have a letter Best's rating, but does have a Financial Performance Rating ("FPR") of 5 (Good) from Best. Best assigns FPR ratings to smaller and/or newer companies that do not fulfill Best's size and operating requirements for a letter Best's rating. Best's ratings are assigned after an extensive quantitative and qualitative evaluation of a company's financial condition and operating performance. Best's ratings are based upon factors relevant to policyholders, agents, and intermediaries, and are not directed toward protection of investors. Best's ratings are not recommendations to buy, sell or hold securities of the Company.

                        USE OF PROCEEDS

      The proceeds from exercise of the Warrants shall be used by the Company for general corporate purposes.

                  DESCRIPTION OF COMMON STOCK

      Holders of the Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of the Common Stock do not have cumulative voting rights. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting.

      Subject to preferences which may be granted to holders of any preferred stock then outstanding, the holders of the Common Stock are entitled to receive dividends when and as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company after payment of liabilities and any amounts which may be due to any preferred stockholders, holders of the Common Stock are entitled to share ratably in the remaining assets of the Company, subject to any participating or similar rights of any preferred stock then outstanding. Holders of the Common Stock have no conversion, preemptive, exchange, preference, or redemption rights.

                         LEGAL MATTERS

      The legality of the issuance of the securities being offered hereby is being passed on for the Company by David T.
Kettig, Esq., Vice President - Legal of the Company.

                            EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            PART II

            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange
 Commission Registration Fee                   $12,000*
NASDAQ Listing Fee                             $17,500
Accounting Fees                                $ 5,000
Legal Fees and Disbursements                   $ 2,500
Miscellaneous                                  $ 5,000

    Total                                      $42,000

*This   fee  was  previously  paid  in  connection   with   the
Registration Statement.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      The Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Bylaws of the Registrant provide that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions.

      The indemnification provisions in the Registrant's Bylaws may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as
expressed   in   the   Securities  Act   and   is,   therefore,
unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT                       DESCRIPTION
-------                       -----------
3(i)      Restated Certificate of Incorporation of
          Independence Holding Company*

5         Opinion of David T. Kettig, Esq.

23.1      Consent of KPMG Peat Marwick LLP
          Independent Certified Public Accountants

23.2      Consent of David T. Kettig, Esq.(included in
          Exhibit 5)

24 Power of Attorney (included on signature page of the Registration Statement)

*Such  exhibit  is incorporated by reference to the  Report  on
Form   10-Q for the quarter ended June 30, 1996 of Independence
Holding Company.

ITEM 17. UNDERTAKINGS.

     A.   The Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)     To  include  any prospectus  required  by
          section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any
          material   change   to   such  information   in   the
          registration statement;

      Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the
Securities  and  Exchange Commission, such  indemnification  is
against  public  policy  as  expressed  in  the  Act  and   is,
therefore,  unenforceable.  In  the  event  that  a  claim  for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Stamford, State of Connecticut, on October 8, 1998.

                                  INDEPENDENCE HOLDING COMPANY



                                  By:/s/ Steven B. Lapin
                                     -------------------
                                     Steven B. Lapin
                                     President and
                                     Chief Operating Officer

                       POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven B. Lapin or David T. Kettig, or either of them, with the power of substitution, her or his attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Harold E. Johnson*  Director        October 8, 1998
---------------------
Harold E. Johnson



/s/ Allan C. Kirkman*   Director        October 8, 1998
--------------------
Allan C. Kirkman



/s/ Steven B. Lapin     President,
-------------------     Chief Operating
Steven B. Lapin         Officer and
                        Director        October 8, 1998

/s/ Donald T. Netter*   Director        October 8, 1998
--------------------
Donald T. Netter

/s/ Edward Netter*      Chairman, Chief
-----------------       Executive Officer,
Edward Netter           Principal Executive
                        Officer)and
                        Director        October 8, 1998

/s/ Edward J. Scheider* Director        October 8, 1998
----------------------
Edward J. Scheider

/s/ Roy T.K. Thung*     Executive Vice
------------------      President, Chief
Roy T.K. Thung          Financial Officer,
                        Treasurer,
                        (Principal
                        Financial Officer)
                        and Director    October 8, 1998


/s/Teresa A. Herbert    Vice President
--------------------    and Controller
Teresa A. Herbert       (Principal
                        Accounting
                         Officer)       October 8, 1998



*By David T. Kettig, as attorney-in-fact

                          EXHIBIT INDEX


EXHIBIT                    DESCRIPTION
-------                    -----------

3(i)               Restated Certificate of Incorporation of
                    Independence Holding Company*

5                  Opinion of David T. Kettig, Esq.

23.1               Consent of KPMG Peat Marwick LLP
                    Independent Certified Public Accountants

23.2 Consent of David T. Kettig, Esq. (included in Exhibit 5)

24 Power of Attorney (included on signature page of the Registration Statement)













*Such  exhibit  is incorporated by reference to the  Report  on
Form   10-Q for the quarter ended June 30, 1996 of Independence
Holding Company.